Investor Contact:	Dow Jones & Company
Mark Donohue	200 Liberty Street
Director, Investor Relations	New York, NY 10281
(609) 520-5660

Media Contact:
Howard Hoffman
Corporate Communications
(609) 520-4765

DOW JONES REPORTS IMPROVED REVENUE AND

PROFIT FOR FOURTH QUARTER 2006

Provides Upbeat 2007 Full Year Outlook

NEW YORK (Jan. 25, 2007)—Dow Jones & Company (NYSE: DJ) today reported earnings of $2.30 per diluted share for the fourth quarter of 2006, compared with 49 cents per diluted share for the fourth quarter of 2005.  Excluding gains on the sale of local newspapers, a disposition of an investment, a special tax benefit, and a restructuring charge, the Company earned 47 cents per diluted share for the fourth quarter of 2006, up 14.6% from the 41 cents per diluted share earned in the fourth quarter of 2005.

In December, the Company completed its acquisition of Factiva and its sale of six local newspapers and minority interest in Economia.  The sold newspapers are recorded as discontinued operations and accordingly their results are included in 2005 and 2006 net income and earnings per share but excluded from revenue, operating expense, operating income and segment results.

Revenue increased to $485.4 million, up 6.1% over the fourth quarter of 2005, due to increased revenue at Consumer Media and Enterprise Media, including the acquisition of Factiva (excluding Factiva, revenue was up 3.5%).  Operating income, excluding special items, increased 47.8% to $63.7 million from $43.1 million in the fourth quarter of 2005 due to increased profits at Consumer and Enterprise Media, partially offset by a decline at Local Media.

For the full year 2006, revenue was $1.78 billion, up 6.6% over 2005.  Operating income was $104.6 million compared with 2005’s $96.1 million.  Excluding special items, operating income was up 37.4% over 2005.  Full year 2006 earnings were $4.64 per diluted share, compared with $0.73 per share in 2005.  Excluding special items, earnings in 2006 were $1.11, up 13.3% versus $0.98 per share in 2005.

Special Items: The Company recorded special items netting to a gain of $1.83 per share in the fourth quarter of 2006 and 8 cents per share in the fourth quarter of 2005.  For the full year, the Company recorded special items netting to a gain of $3.53 compared to a loss of 25 cents in 2005.  Please refer to the attached for a description of special items.

Commenting on fourth quarter and full year results, Rich Zannino, chief executive officer of Dow Jones, said, “For the fourth quarter and full year 2006, we bucked print industry trends and posted solid gains in revenue and earnings.  This performance was driven by focused execution on our transformation plan and operating initiatives, in particular our organizational restructuring, Weekend Edition, print ad sales and circulation revitalization, international print repositioning, Dow Jones Online growth, including MarketWatch, and aggressive cost management.  Building on these initiatives and adding in benefits from Journal 3.0, the acquisition of Factiva, and continued tight expense control, in 2007 our outlook is for revenue growth of 18% to 20% over 2006 and EPS before special items of $1.40 to $1.55, an increase of 25% to 40% over 2006.”

Segment Results

Consumer Media revenue of $309.4 million in the fourth quarter of 2006 increased 4.6% versus the same period a year ago on a 5.9% increase in advertising revenue and a 1.6% gain in circulation and other revenue.  Advertising revenue at the U.S. Wall Street Journal print edition increased 5.1% in the fourth quarter as a strong increase in advertising yield more than offset a 1.4% decline in linage.  Dow Jones Online advertising revenue increased 23.0% in the quarter.  Operating income grew 217% to $34.8 million and margin more than tripled to 11.3% in the fourth quarter of 2006 due to strong profit flow-

through on revenue at the print Journal and at Dow Jones Online.  Paid subscribers to The Wall Street Journal Online grew 5.6% in the fourth quarter to 811,000.

Enterprise Media revenue of $113.2 million in the fourth quarter of 2006 increased 15.7% over the same period a year ago, primarily driven by the acquisition of Factiva and increased revenue at Newswires and Indexes, partially offset by a decline at Licensing Services.  Operating income increased 17.1% over last year to $26.0 million and operating margin of 23.0% was up from the previous year’s 22.7%.  Excluding Factiva, Enterprise Media revenue increased 3.5% in the fourth quarter of 2006 and operating income increased 16.3%, reflecting strong expense control.

Local Media revenue declined 1.0% to $63.2 million compared with the fourth quarter of 2005.  Advertising revenue decreased 2.2% on a 9.6% decline in advertising volume due to a decrease in classified and retail advertising revenue, partially offset by a 78.5% increase in online advertising revenue and increased ad rates.  Operating income declined 11.4% to $12.8 million compared with the prior year period, mainly due to the decline in revenue and higher compensation costs.  Consequently, the operating margin in the quarter was 20.2%, down from 22.6% last year.

The Company ended the fourth quarter of 2006 with $447 million in debt compared with $669 million at the end of the third quarter 2006 and $472 million at the end of the fourth quarter of 2005.

Forward Outlook

Effective in 2007, the company will no longer provide upfront quarterly earnings and advertising revenue guidance.  Instead, the Company will provide a full year outlook.  This change is consistent with the Company’s focus on long-term performance.  Except as required by law, the Company undertakes no obligation to publicly update or revise its outlook or any other forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

The 2006 basis of comparison is adjusted for special items and includes the sold local newspaper properties as discontinued operations and thus includes their results in net income and earnings per share but excludes them from revenue, operating expense, operating income and segment results.

Based on current information and market conditions, and recognizing the uncertainty in print advertising and therefore in predicting future results, the Company’s forward outlook for the full year 2007 follows:

•

Total Company revenue up 18% to 20%, driven by the acquisition of Factiva, mid single-digit ad revenue growth at the print Journal and 20% online ad revenue growth at Dow Jones Online.  On a pro forma basis (as if the acquisition of Factiva and the sale of six local properties were completed as of Jan. 1, 2006), total Company revenue up 3% to 5%.

•

Total operating margin in the 10% to 11% range.

•

Depreciation and amortization expense of about $107 million, compared with $98 million in 2006.

•

Effective tax rate of approximately 41% versus 39.5% in 2006.

•

Capital expenditures of around $100 million, up from $93 million in 2006.  This includes about $40 million of normal recurring expenditures, $14 million for color print expansion, $12 million to upgrade the Wall Street Journal franchise’s classified advertising and circulation systems, $7 million remaining for the web-width reduction project and $9 million of incremental capital spending for Factiva.

Segment outlook:

•

Consumer Media Group revenue up about 4% to 6% due to a mid single-digit increase in Wall Street Journal print advertising revenue, modest growth in print circulation revenue and continued double-digit growth at Dow Jones Online.  Total expenses up in the low single-digits.  Operating margin in the mid-to-upper single-digits range.

•

Enterprise Media Group revenue up in the mid to upper 60% range due to the acquisition of Factiva. Total expenses up about 80% also due to the acquisition of Factiva.  Operating margin in the low 20% range.  On a pro forma basis, revenue up in the low single-digits and expenses declining in the low single-digits.

•

Local Media Group revenue up about 2% to 3%.  Total expenses up about 3%.  Operating margin around 19% to 20%.

Conference Call Details

As previously announced, the Company will host an earnings conference call at 10 a.m. EST today.  The call can be accessed via a live Web cast through the Investor Relations section of our Web site, www.dowjones.com, or through a listen-only, dial-in conference line, by dialing 877-407-9205.   A replay of the conference call and the full text of the prepared remarks will be available on our Web site in the Investor Relations section shortly after the call concludes.

Dow Jones & Company (NYSE: DJ; dowjones.com) is a leading provider of global business news and information services. Its Consumer Media Group publishes The Wall Street Journal, Barron's, MarketWatch and the Far Eastern Economic Review. Its Enterprise Media Group includes Dow Jones Newswires, Factiva, Dow Jones Licensing Services, Dow Jones Indexes and Dow Jones Financial Information Services. Its Local Media Group operates community-based information franchises. Dow Jones provides news content to CNBC and radio stations in the U.S.

Information Relating To Forward-Looking Statements; Non-GAAP Reconciliation:

 This press release contains forward-looking statements, such as those including the words "believe," "expect," "intend," "estimate," "anticipate," "will," “plan,” "outlook," "guidance," "forecast" and similar expressions, that involve risks and uncertainties that could cause actual results to differ materially from those anticipated including: the cyclical nature of the Company's business and the strong, negative impact of economic downturns on advertising revenues, particularly in the Company's core B2B advertising market; the risk that inconsistent trends across major advertising categories, such as technology and finance, will continue and that B2B advertising levels, particularly in technology and finance, may or may not return to historical levels; the Company's ability to expand and diversify the Journal Franchise's market segment focus beyond finance and technology; the Company's ability to limit and manage expense growth, especially in light of its prior cost cutting, its growth initiatives and its new organizational structure; intense competition for ad revenues and readers the Company's products and services face; the impact on the future circulation of the Journal and community newspapers that may be caused by the declining frequency of regular newspaper buying by some consumers and by changes made from time to time by agencies such as the Audit Bureau of Circulations and various syndicated research organizations in the way they measure circulation and readership numbers; with respect to the Weekend Edition, the risks that it may not generate anticipated advertising revenues, resulting in greater losses than expected, and that it may draw advertising away from the Journal’s other consumer advertising sections; the impact on online advertising revenues of fluctuations or decreases in Web site traffic levels; with respect to Newswires and other subscription-based products and services, the negative impact of business consolidations and layoffs in the financial services industry on sales; the Company’s ability to successfully integrate Factiva and to achieve production and operational efficiencies and synergies in doing so; the risk that the Company will not realize expected opportunities to enhance its products and services from the recently announced restructuring of its Enterprise Media Group; changes in demand affecting the Company’s businesses; the competition the Company’s businesses face from other companies; and such other risk factors as may be included from time to time in the Company's reports filed with the Securities and Exchange Commission and posted in the Investor Relations section of the Company's web site (www.dowjones.com). The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has attached to this press release a reconciliation of those measures to the most directly comparable GAAP measures.

Dow Jones & Company, Inc.
Earnings Summary
(Unaudited)

(in thousands, except per share amounts)
	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
Reported results:
Revenues	$485,358	$457,579	$1,783,870	$1,672,947

Operating income	$48,361	$43,127	$104,584	$96,089

Net income	$192,920	$41,181	$388,564	$60,395

Effective tax rate	8.8%	21.8%	8.5%	37.8%

Diluted EPS	$2.30	$.49	$4.64	$.73

Excluding items described in Note 4:
Operating income	$63,747	$43,127	$147,642	$107,456

Net income	$39,908	$34,351	$92,567	$81,820

Effective tax rate	40.5%	36.9%	39.5%	37.8%

Diluted EPS	$.47	$.41	$1.11	$.98

EPS percentage change	14.6%	(4.7)%	13.3%	(19.0)%

See notes to financial information on page 12.

Dow Jones & Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

(in thousands, except per share amounts)	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
Revenues(1):
Advertising	$266,771	$255,454	$957,825	$890,340
Information services	110,602	95,097	397,084	372,098
Circulation and other	107,985	107,028	428,961	410,509
Total revenues	485,358	457,579	1,783,870	1,672,947

Expenses:
News, production and technology	143,204	137,405	547,406	534,746
Selling, administrative and general	169,046	161,660	651,557	618,378
Newsprint	33,585	34,389	131,308	118,255
Print delivery costs	51,414	53,920	208,447	188,273
Depreciation and amortization	24,362	27,078	97,510	105,839
Restructuring and other items, net	15,386	-	43,058	11,367
Total operating expenses	436,997	414,452	1,679,286	1,576,858

Operating income	48,361	43,127	104,584	96,089

Other income (expense):
Investment income	223	1,555	1,096	2,127
Interest expense	(7,272)	(5,372)	(30,173)	(19,255)
Equity in earnings (losses) of associated companies	23,671	7,585	33,472	(12,438)
Contract guarantee	-	(742)	62,649	(4,090)
Other, net	(861)	1,650	(2,099)	10,879
Income from continuing operations before income taxes	64,122	47,803	169,529	73,312
Income taxes	5,634	10,426	14,374	27,717
Income from continuing operations	58,488	37,377	155,155	45,595
Income from discontinued operations, net of tax(3)	134,432	3,804	233,409	14,800
Net income	$192,920	$41,181	$388,564	$60,395

Earnings per share-basic:
Continuing operations	$.70	$.45	$1.86	$.55
Discontinued operations	1.61	.05	2.80	.18
Earnings per basic share(2)	$2.31	$.50	$4.67	$.73

Earnings per share-diluted:
Continuing operations	$.70	$.45	$1.85	$.55
Discontinued operations	1.60	.05	2.79	.18
Earnings per diluted share(2)	$2.30	$.49	$4.64	$.73

Weighted-average shares outstanding:
Basic	83,450	83,104	83,254	82,751
Diluted	84,027	83,451	83,725	83,189

(1) Dow Jones Online subscription revenue was reclassified for all periods presented from Information Services revenue to Circulation revenue.
(2) The sum of the individual amounts may not equal total due to rounding.
(3) Does not factor in any interest savings that would result from utilizing the proceeds from the sales to reduce debt.

See notes to financial information on page 12.

Dow Jones & Company, Inc.
Segment Information
(Unaudited)

(dollars in thousands)	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
Revenues:
Consumer media	$309,377	$295,836	$1,123,476	$1,042,656
Enterprise media	113,188	97,864	408,616	380,340
Local media	63,226	63,879	252,211	249,951
Segment eliminations(1)	(433)	-	(433)	-
Consolidated revenues	$485,358	$457,579	$1,783,870	$1,672,947

Operating income (loss):
Consumer media	$34,806	$10,973	$33,987	$(2,557)
Enterprise media	25,996	22,207	102,875	91,502
Local media	12,764	14,412	48,200	54,530
Corporate	(9,819)	(4,465)	(37,420)	(36,019)
Segment operating income	63,747	43,127	147,642	107,456

Restructuring and other items, net	(15,386)	-	(43,058)	(11,367)
Consolidated operating income	$48,361	$43,127	$104,584	$96,089

Operating margin:
Consumer media	11.3%	3.7%	3.0%	(0.2)%
Enterprise media	23.0%	22.7%	25.2%	24.1%
Local media	20.2%	22.6%	19.1%	21.8%
Segment operating margin	13.1%	9.4%	8.3%	6.4%

Depreciation and amortization (D&A):
Consumer media	$15,967	$18,070	$64,915	$72,296
Enterprise media	5,519	6,182	21,446	23,279
Local media	2,844	2,789	11,022	10,114
Corporate	32	37	127	150
Consolidated D&A	$24,362	$27,078	$97,510	$105,839

(1) Represents elimination of content fees charged to Factiva post acquisition.

See notes to financial information on page 12.

Dow Jones & Company, Inc.
Supplemental Segment Revenue Information
(Unaudited)

(in thousands)	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
Consumer media:
U.S. media:
Advertising	$201,838	$189,773	$714,697	$650,804
Circulation and other	83,807	83,011	331,656	316,221
Total U.S. media	285,645	272,784	1,046,353	967,025

International media:
Advertising	15,825	15,837	47,691	46,559
Circulation and other	7,907	7,215	29,432	29,072
Total international media	23,732	23,052	77,123	75,631

Total Consumer media
Advertising	217,663	205,610	762,388	697,363
Circulation and other	91,714	90,226	361,088	345,293
Total consumer media	$309,377	$295,836	$1,123,476	$1,042,656

Enterprise media:
Dow Jones Newswires/FIS:
North America	$46,999	$46,973	$190,441	$187,770
International	21,623	18,300	79,870	69,929
Dow Jones Newswires/FIS	68,622	65,273	270,311	257,699

Dow Jones Indexes and other	20,132	17,837	74,602	66,358
Dow Jones Licensing Services	12,557	14,754	51,826	56,283
Factiva, net(1)	11,877	-	11,877	-
Total enterprise media(1)	$113,188	$97,864	$408,616	$380,340

Local media:
Advertising	$48,231	$49,302	$192,247	$190,849
Circulation and other	14,995	14,577	59,964	59,102
Total local media	$63,226	$63,879	$252,211	$249,951

Segment eliminations(2)	$(433)	$-	$(433)	$-

Total segment revenues	$485,358	$457,579	$1,783,870	$1,672,947

(1) Includes Factiva, which was acquired December 15, 2006, and the elimination of intrasegment revenue earned by Dow Jones Newswires of $467 thousand.

(2) Represents elimination of post acquisition content fees charged by Consumer Media to Factiva.

See notes to financial information on page 12.

Dow Jones & Company, Inc.
Supplemental Segment Statistical Information
(Unaudited)

(amounts in thousands)	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
Advertising revenue and volume increase/(decrease)(1):
The Wall Street Journal:
Total advertising revenue	5.1%	5.3%	8.8%	(2.3)%
Total advertising volume	(1.4)%	8.1%	6.0%	(0.7)%
General	1.4%	5.8%	4.8%	1.4%
Technology	(15.5)%	9.3%	(3.0)%	(6.7)%
Financial	13.2%	(2.8)%	11.3%	(13.7)%
Classified	(6.8)%	21.9%	10.0%	12.4%

International advertising revenue	0%	26.1%	2.4%	(4.3)%

Barron’s advertising revenue	2.2%	(7.0)%	7.8%	(9.8)%
Barron's advertising volume	(1.1)%	(10.2)%	0.7%	(12.5)%

Ottaway advertising revenue	(2.2)%	1.6%	0.7%	3.4%
Ottaway advertising volume	(9.6)%	(5.7)%	(7.4)%	(2.5)%

Dow Jones Online statistics:
Dow Jones Online advertising revenue (2)	23%	122%	21%	132%
WSJ.com paid subscriptions	811	768	811	768
Barrons.com paid subscriptions	73	-	73	-

Average monthly unique visitors to WSJ.com	3,148	3,774	3,540	3,771
WSJ.com average monthly page views	113,208	108,248	109,087	96,808

Average monthly unique visitors to MarketWatch.com	4,589	5,441	5,110	5,968
MarketWatch.com average monthly page views	202,864	190,328	197,858	189,709

Average monthly unique visitors to Dow Jones Online (3)	7,153	8,049	7,768	8,618
Dow Jones Online average monthly page views	322,620	298,577	311,642	286,517

Other:
Dow Jones Newswires terminals	298	304	298	304

(1) General, technology and financial advertising for 2005 was reclassified to conform to the current year presentation.
(2) Including MarketWatch revenues in the respective periods prior to the acquisition, online advertising revenue for 2006 and 2005 was up 19% and 8%, respectively.
(3) Average monthly unique visitors to Dow Jones Online is from NielsenNetRatings and includes WSJ.com,
MarketWatch.com, BigCharts.com, Barron's Online, and the Journal's other vertical websites.

Dow Jones & Company, Inc.

Notes to Financial Information

1. Our calculation of net income, operating income and earnings per share excluding special items may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.  Net income, operating income and earnings per share excluding special items are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income, operating income and earnings per share as a measure of performance.  However, management uses these measures in comparing our historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

2. On December 5, 2006, the Company completed the sale of the non-real estate assets of six local media newspapers and recorded a pre-tax gain of $219.5 million ($132.1 million, net of taxes).  In accordance with the sale agreement, the Company received $281.5 million of the purchase price in cash (including an estimated working capital adjustment), and will receive an additional $6.4 million of the purchase price upon transfer of real property, subject to satisfaction of environmental conditions, in later periods.  The six papers sold were: the News-Times of Danbury, CT; The Daily Star of Oneonta, NY; the Press-Republican of Plattsburgh, NY; the Santa Cruz Sentinel (Santa Cruz, CA); The Daily Item of Sunbury, PA; and the Traverse City Record-Eagle (Traverse City, MI).

These operations are presented as discontinued operations, as well as the gain on sale, pursuant to Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.”  Further, the results of those newspapers were excluded from our segment results for all periods presented.

Results of operations for the six local media newspapers, through the December 5, 2006 sale, included within discontinued operations were as follows:

(in thousands)	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005

Revenues	$16,694	$24,605	$88,322	$96,743
Operating income	$3,946	$6,479	$20,284	$25,219
Income before income taxes	$223,476	$6,419	$239,813	$25,050
Income taxes	$89,044	$2,615	$6,404	$10,250
Net income(1)	$134,432	$3,804	$233,409	$14,800

Depreciation and amortization	$484	$624	$2,431	$2,462

(1) Net income in the fourth quarter included a $132.1 million gain on sale.  For the full year 2006, net income included a benefit of $221.5 million from the sale and adjustment related to the utilization of capital loss carryforwards.

Dow Jones & Company, Inc.

Notes to Financial Information

3. We made the following acquisitions during 2006 and 2005:

Acquisition of Factiva

On December 15, 2006, we acquired the remaining 50% interest of Dow Jones Reuters Business Interactive LLC (Factiva) that we did not already own from our joint venture partner, Reuters Group Plc. (Reuters) for a purchase price of approximately $160 million, plus a working capital adjustment.  Factiva is the leading provider of global business content, research products and services to global enterprises mainly in the finance, corporate, professional services and government sectors and has 1.6 million paying subscribers.  We are integrating Factiva with the complementary offerings of Dow Jones Newswires and Dow Jones Licensing Services in the enterprise media segment.

Acquisition of MarketWatch

On January 21, 2005, we completed the acquisition of MarketWatch for a purchase price of $532 million, including certain transaction costs.  MarketWatch’s online, newsletters, television and radio content businesses were integrated into the consumer media segment, while MarketWatch Licensing Services was integrated into Dow Jones Licensing Services, a leading licensor of news, data, investment tools and other online applications to financial services firms, media companies, and corporations for use mainly on their intranets and retail Web sites.

4.  Effective February 22, 2006, we established a new organizational structure pursuant to which we organize and report our business segments to better align our businesses with the markets they serve.  We were previously organized around our channels of distribution – print publishing, electronic publishing and community newspapers.  Now, we are organized around our distinct brands (franchises), customers and markets with our business and financial content organizations reported in two separate segments – Consumer Media and Enterprise Media, and our local general-interest community newspapers and their online media properties reported in the Local Media segment.  This new approach better aligns our organizational structure, leadership team, and franchises with our strategic and financial goals.  Previously reported segment results of operations were restated to reflect these changes, which did not impact total consolidated results of operations.  We continue to report certain administrative activities under corporate.

Consumer media is comprised primarily of The Wall Street Journal franchise (including domestic and international print, online, television and radio); and the relatively smaller Barron’s (including print, online and conferences) and MarketWatch franchises (including online, newsletters, television and radio).  The consumer media segment is an integrated business that offers business and financial information content to the consumer market around the globe.  This content is produced to gain readership and ultimately to earn revenue from advertisers and those readers.  We manage consumer media as one segment as their products largely comprise the global WSJ brand, and its sales, newsgathering and most production efforts are centralized and shared across the different editions and our various offerings in the segment are highly integrated.

Enterprise media is managed as one segment as it comprises product offerings under the Dow Jones brand and offers business and financial information content to other businesses and financial professionals around the globe.  Enterprise media’s revenues are primarily subscription-based and are comprised of Dow Jones Newswires, Dow Jones Financial Information Services, Dow Jones Indexes and Reprints/Permissions, Dow Jones Licensing Services and Factiva, since the acquisition on December 15, 2006.

On January 9, 2007, we announced a new organizational structure within the enterprise media segment in connection with the Factiva acquisition.  The enterprise media segment will include three business units: Dow Jones Indexes and Reprints, Dow Jones Financial Information Services, and Dow Jones Content Technology Solutions, the new name for the combined newswires, licensing and Factiva businesses.

Local media, formerly known as community media, includes the operations of Ottaway Newspapers, which publishes daily newspapers, weekly newspapers and “shoppers” in the U.S.

Dow Jones & Company, Inc.

Notes to Financial Information

5.  The following table reconciles reported results to income adjusted for special items for the three and twelve months ended December 31, 2006 and 2005:

	Three Months Ended December 31
(in millions, except	2006			2005
per share amounts)	Operating(1)	Net	EPS	Operating(1)	Net	EPS

Reported income	$48.4	$192.9	$2.30	$43.1	$41.2	$.49
Adjusted to remove:
Restructuring and other items, net (a)	(15.4)	(9.3)	(.11)
Contract guarantee (b)					(0.7)	(.01)
Included in equity in earnings (losses) of associated companies (c):
Gain on disposition of equity investments		16.3	.19
Restructuring by an equity investment					(1.3)	(.02)
Included in income taxes (e):
Certain income tax matters		13.9	.16		8.9	.11
Included in discontinued operations (f):
Gain on sale of local media newspapers		132.1	1.57
Adjusted income(2)	$63.7	$39.9	$.47	$43.1	$34.4	$.41

	Twelve Months Ended December 31
(in millions, except	2006			2005
per share amounts)	Operating(1)	Net	EPS	Operating(1)	Net	EPS

Reported income	$104.6	$388.6	$4.64	$96.1	$60.4	$.73
Adjusted to remove:
Restructuring and other items, net (a)	(43.1)	(25.8)	(.31)	(11.4)	(6.9)	(.08)
Contract guarantee (b)		62.6	.75		(4.1)	(.05)
Included in equity in earnings (losses) of associated companies (c):
Gain on disposition of equity investments		16.3	.19		9.4	.11
Restructuring by an equity investment					(1.3)	(.02)
Write-down of equity investments					(36.7)	(.44)
Included in other, net (d):
Gain on disposition of cost investment					8.3	.10
Included in income taxes (e):
Certain income tax matters		21.4	.25		10.0	.12
Included in discontinued operations (f):
Gain on sale of local media newspapers		132.1	1.57
Adjustment related to utilization of capital loss carryforward		89.4	1.07
Adjusted income(2)	$147.6	$92.6	$1.11	$107.5	$81.8	$.98

(1)  Amounts exclude discontinued operations as discussed in Note 2.

(2)  The sum of the individual amounts may not equal total due to rounding.

Dow Jones & Company, Inc.

Notes to Financial Information

(a) Restructuring and other items, net:

2006

In the fourth quarter of 2006, we recorded a restructuring charge of $15.4 million ($9.3 million, net of taxes), primarily reflecting restructuring related to the integration of Factiva within enterprise media as well as other initiatives across our businesses.   Approximately 160 full-time employees were affected.

During the second quarter of 2006, we recorded a net charge of $6.8 million, comprised of a restructuring charge of $9.9 million ($6 million, net of taxes), partially offset by a gain of $3.1 million ($1.9 million, net of taxes) on the sale of certain fixed assets.  The restructuring primarily resulted from the elimination of certain positions in technology, circulation and administrative support in favor of outsource vendors.  In total, approximately 250 full-time and 500 part-time employees were affected.

During the first quarter of 2006, we recorded a charge of $20.9 million ($12.5 million, net of taxes) related to the reorganization of our business.  The charge primarily reflected employee severance related to the previously announced elimination of certain senior level positions, as well as additional workforce reductions at other areas of the business identified as part of the reorganization during the first quarter.  In total, approximately 65 full-time employees were affected.

2005

In the second quarter of 2005, we recorded a restructuring charge of $11.4 million ($6.9 million, net of taxes) primarily reflecting employee severance related to a workforce reduction of about 120 full-time employees.  Most of the charge related to our efforts to reposition our international print and online operations but also included staff reductions at other parts of the business.

Restructuring and other items are not included in segment expenses, as management evaluates segment results exclusive of these items.  For information purposes, the restructuring and other items allocable to each segment and corporate were as follows:

(in thousands)	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005

Consumer media	$9,918	$-	$29,230	$8,856
Enterprise media	3,484	-	8,556	1,698
Local media	1,670	-	312	-
Corporate	314	-	4,960	813
Total	$15,386	$-	$43,058	$11,367

(b) Contract guarantee:

On March 13, 2006, we entered into a definitive settlement agreement to conclude all litigation relating to our obligations under a contract guarantee issued in 1995 to Cantor Fitzgerald Securities (Cantor) and Market Data Corporation (MDC).  Pursuant to the settlement agreement, we agreed to pay an aggregate of $202 million to Cantor and MDC, which was below the $265 million contractual obligation that we had previously reserved.  Accordingly, we recorded a benefit in the first quarter of 2006 of $62.6 million.  For tax purposes, the settlement payment was treated as a capital loss which we could carry forward for five years as an offset to capital gains.

In the first quarter of 2006, we paid $200 million of the settlement amount, while the remaining $2 million was paid in the second quarter of 2006.  We financed the payments with commercial paper.

Dow Jones & Company, Inc.

Notes to Financial Information

(c) Special items included in equity in earnings (losses) of associated companies:

Gain on disposition of equity investments

In December 2006, we completed the sale of our 23% interest in Economia, a publishing company with newspapers in the Czech Republic and Slovakia, to majority owner Verlagsgruppe Handelsblatt GmbH for approximately $20 million. We recorded a gain from the sale of $16.3 million.  The transaction was largely tax free as the resulting capital gain was offset by available loss carryforwards.  Proceeds were used to pay down debt.

In April 2005, we concluded the sale of our 39.9% minority interest in F.F. Soucy Inc., a Canadian newsprint mill, to its majority owner, Brant-Allen Industries, Inc.  The proceeds from the sale price of $40 million in cash were used to reduce our commercial paper borrowings.  We recorded an after-tax gain of $9.4 million in the second quarter.

Restructuring by an equity investment

During the fourth quarter of 2005, Dow Jones Reuters Business Interactive LLC (Factiva), then a 50% equity investee, recorded a restructuring charge of $4.3 million primarily reflecting employee severance and termination of an operating lease.   Our then share of this restructuring charge was $2.1 million ($1.3 million, net of taxes).

Write-down of equity investments

In December 2005, we completed the disposal of our 50% interests in both CNBC Europe and CNBC Asia (collectively CNBC International), as well as our 25% interest in CNBC World, to NBC Universal for nominal consideration.

In the second quarter of 2005, in connection with the binding agreement reached with NBC Universal, we determined that an other-than-temporary decline in the value of our investments in CNBC International and CNBC World had occurred and, as a result, we recorded a charge of $36.7 million, largely reflecting the write-down of the investments’ carrying value ($32 million), with the remainder primarily reflecting the additional firmly committed cash payment with no future economic benefit.

(d) Special items included in other, net:

Gain on disposition of cost investment

During the second quarter of 2005, we completed an exchange of cross shareholdings with the von Holtzbrinck Group.  In exchange for our 10% interest in Handelsblatt, we received the remaining 10% minority interest in The Wall Street Journal Europe that we did not already own; an 11.5% increase in our interest in Economia, effectively increasing our interest to 23%; and $6 million in cash.  We recorded an after-tax gain of $8.3 million in connection with the disposal of our interest in Handelsblatt.

(e) Special items included in income taxes:

2006

In the fourth and third quarters of 2006, respectively,  we recorded special tax benefits of $13.9 million and $7.2 million, as a result of favorable resolutions of certain federal and state tax matters.

2005

In the fourth quarter 2005, we received a federal tax refund, including interest, related to the settlement of claims from previously filed returns.  Pursuant to the settlement of these claims, during the fourth quarter of 2005, we recorded an adjustment of $8 million to our tax accounts and recorded interest income of $1.4 million ($0.9 million, net of taxes).  The total impact of these items was an increase in net income of $8.9 million ($.11 per diluted share).

Income tax expense in the third quarter 2005 included a tax benefit of $1.1 million ($.01 per diluted share) as a result of a favorable resolution of tax matters.

Dow Jones & Company, Inc.

Notes to Financial Information

(f) Included in discontinued operations:

Sale of Six Local Media Newspapers

In December 2006, we completed the sale of the non-real estate assets of six local media newspapers and recorded a pre-tax gain of $219.5 million ($132.1 million, net of taxes).  Refer to Note 2 for additional information on this transaction.

Capital loss carryforward

Based on our entering a definitive agreement to sell the six local media newspapers and the expectation the transaction would close in 2006, we concluded that it was more likely than not that we would utilize a portion of our capital loss carryforwards, which were previously fully provided.  Accordingly, during the third quarter of 2006, we reversed $89.4 million ($1.07 per diluted share) of the previously recorded valuation allowance to recognize the expected tax benefit.  This tax benefit was included in net income from discontinued operations as the sales closed during 2006.